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                                                                     EXHIBIT 5.1

                           REED SMITH SHAW & MCCLAY




                               435 SIXTH AVENUE
MAILING ADDRESS:                                                  WASHINGTON, DC
P.O. BOX 2009               PITTSBURGH, PA 15219-1886           PHILADELPHIA, PA
PITTSBURGH, PA 15230-2009                                         HARRISBURG, PA
                                412-288-3063                         McCLEAN, VA
FACSIMILE  412-288-3063                                            PRINCETON, NJ

WRITER'S DIRECT DIAL NUMBER
                                                   September 29, 1995


Keystone Financial, Inc.
One Keystone Plaza
Front and Market Streets
P.O. Box 3660
Harrisburg, Pennsylvania  17105-3660

Gentlemen:

        We have acted as counsel to Keystone Financial, Inc. ("Keystone") in connection with the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger, each dated as of July 26, 1995 (collectively, the "Plan of Merger"), between Keystone and National American Bancorp, Inc. ("NAB"). The Plan of Merger provides for the merger of NAB with and into Keystone (the "Merger"). At the time the Merger becomes effective, each issued and outstanding share of common stock, par value $5.00 per share, of NAB ("NAB Common Stock") (other than shares as to which the holders exercise dissenters' rights) will be converted into the right to receive not less than 2.00 nor more than 2.20 shares of common stock, par value $2.00 per share, of Keystone ("Keystone Common Stock") in accordance with the formula provided in the Plan of Merger.

        We are also acting as counsel to Keystone in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Keystone with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the shares of Keystone Common Stock into which outstanding NAB Common Stock may be converted in the Merger. This opinion is being furnished to you for the purpose of being filed as an Exhibit to the Registration Statement .

        In connection with this opinion we have examined, among other things:

        (1)  an executed copy of the Plan of Merger;


        (2) a copy certified to our satisfaction of the Restated Articles of Incorporation of Keystone as in effect on the date hereof;

        (3) copies certified to our satisfaction of resolutions adopted by the Board of Directors of Keystone on May 11 and September 27, 1995, including resolutions approving the Plan of Merger; and

        (4) such other documents, corporate proceedings, statutes and decisions as we considered necessary to enable us to furnish this opinion.

        We have assumed for the purposes of this opinion that:

        (1) the Plan of Merger has been duly and validly authorized, executed and delivered by NAB; and

        (2) the Merger will be consummated in accordance with the terms of the Plan of Merger.
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REED SMITH SHAW & MCCLAY

Keystone financial, Inc.              -2-                     September 29, 1995


      Based upon the foregoing, we are pleased to advise you that in our opinion, the shares of Keystone Common Stock into which the outstanding NAB Common Stock will be converted in the Merger will, at the time the Merger becomes effective, be duly authorized, validly issued, fully paid and nonassessable shares of Keystone Common Stock.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                             Yours truly,

                                             /s/ Reed Smith Shaw & McClay

                                             REED SMITH SHAW & McCLAY